As filed with the Securities and
Exchange Commission on April 28, 2011
File No. 811-2631

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT   ☑
OF 1940
AMENDMENT No. 34
CHESTNUT STREET EXCHANGE FUND
(Exact Name of the Registrant as Specified in Charter)
103 Bellevue Parkway
Wilmington, Delaware 19809
(Address of Principal Executive Offices)
The Registrant’s Telephone Number: (302) 791-1112
Edward J. Roach
103 Bellevue Parkway
Wilmington, Delaware 19809
(Name and Address of Agent for Service)
Copy to:
Michael P. Malloy, Esq.
Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
Philadelphia, Pennsylvania 19103-6996

PART A. INFORMATION REQUIRED IN A PROSPECTUS
Item 1. Front and Back Cover Pages.
Inapplicable.
Item 2. Risk/Return Summary: Investment Objectives/Goals.
Inapplicable.
Item 3. Risk/Return Summary: Fee Table.
Inapplicable.
Item 4. Risk/Return Summary: Investments, Risks and Performance.
Inapplicable.
Item 5. Management.
(a) BlackRock Capital Management, Inc. (“BCM”) is the Fund’s investment adviser.
(b) Jeffrey R. Lindsey, CFA, has managed the Fund since 2005. Edward P. Dowd has co-managed the Fund since 2005.
Item 6. Purchase and Sale of Fund Shares.
(a) Inapplicable.
(b) Shares may be redeemed at the option of the investor at any time without charge at their net asset value next computed after receipt by BNY Mellon Investment Servicing (U.S.) Inc., the Fund’s transfer agent and dividend disbursing agent, of a written request for redemption setting forth the name of the Fund and the investor’s account number. The request must be accompanied by certificates (if issued) or if certificates have not been issued, by stock powers.
Item 7. Tax Information.
Distributions by the Fund as a RIC that are attributable to ordinary income and short-term capital gains of the Fund will generally be taxable as ordinary income in determining a partner’s gross income for tax purposes, regardless whether the partner receives these distributions in cash or shares. The Fund currently intends to retain all of its net realized long-term capital gains and pay the tax on the gain at the required corporate rate.

Item 8. Financial Intermediary Compensation.
          Inapplicable.

Item 9.	Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Portfolio Holdings.
(a)	The Fund’s investment objectives are to seek long-term growth of capital and, secondarily, current income. The investment objectives stated above may be changed by the Board of Managing General Partners without the approval of a majority of the Fund’s outstanding voting securities.

(b)	The Fund seeks to achieve its investment objectives by investing in a diversified portfolio of common stocks and securities convertible into common stocks of companies with large market capitalizations. The Fund may also invest in other types of securities for temporary or defensive purposes, including preferred stocks, investment grade bonds and money market obligations such as U.S. Government securities, certificates of deposit and commercial paper. To the extent that the Fund is in a temporary or defensive position, it may not be able to meet its investment objectives. Generally, because many of the Fund’s portfolio securities have significant capital appreciation, the Fund does not sell its portfolio securities; however, sales of portfolio securities may be effected when the investment adviser believes a sale would be in the best interests of the Fund’s partners even though capital gains will be realized. Portfolio securities are also disposed of in connection with the redemption of shares in the Fund.

Up to 10% of the value of the Fund’s total assets may be invested in securities which are subject to legal or contractual restrictions on resale and which the Fund reasonably believes will be saleable after a two-year holding period pursuant to Rule 144 under the Securities Act of 1933, as amended.

The Fund may write exchange-traded covered call options on portfolio securities up to 25% of the value of its assets and may lend portfolio securities. The Fund will not sell securities covered by outstanding options and will endeavor to liquidate its position as an option writer in a closing purchase transaction rather than deliver portfolio securities upon exercise of the option.

(c)	As with all mutual funds, a Limited Partner is subject to the risk that his or her investment could lose money. There is a possibility that the Fund will not achieve its investment objectives. Since it purchases equity securities, the Fund is subject to the risk that stock prices may fall over short or extended periods of time. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is a principal risk of investing in the Fund.

Limited Partners generally are not personally liable for liabilities of the Fund. However, if the Fund were unable to pay its liabilities, recipients of distributions from the Fund could be liable to creditors of the Fund to the extent of such distributions, plus interest.

A Limited Partner has no right to take any part in the control of the Partnership business, and the exercise of such control would subject a Limited Partner to the personal liability of a General Partner for obligations of the Fund. It is possible that the existence or exercise by the Limited Partners of the voting rights provided in the Partnership Agreement might subject the Limited Partners to liability as General Partners under the laws of California and other states. In the event that a Limited Partner should be found to be liable as a General Partner, then, to the extent the assets and insurance of the Fund and of the General Partners were insufficient to reimburse a Limited Partner, he would be required to personally satisfy claims of creditors against the Fund.

The net asset value of the Fund’s shares on redemption or repurchase may be more or less than the purchase price of the shares depending upon the market value of the Fund’s portfolio securities at the time of redemption or repurchase.

(d)	A description of the Fund’s policies and procedures with respect to the disclosure of the Fund’s portfolio securities is available in the Fund’s Statement of Additional Information.
Item 10. Management, Organization and Capital Structure.
(a)(1)	Pursuant to an Investment Advisory Agreement dated September 29, 2006 (the “Advisory Agreement”), the Fund’s investment adviser is BlackRock Capital Management, Inc. (“BCM” or the “Adviser”), located at 100 Bellevue Parkway, Wilmington, Delaware 19809. BCM is a wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”), one of the largest publicly traded investment management firms in the United States. BCM and its affiliates had approximately $3.561 trillion in investment company and other portfolio assets under management as of December 31, 2010. BlackRock is affiliated with the publicly traded financial services company, The PNC Financial Services Group, Inc. A discussion regarding the basis for the Managing General Partners approving the Advisory Agreement is available in the Fund’s annual report to shareholders, dated December 31, 2010.

Subject to the supervision of the Fund’s Managing General Partners, BCM manages the Fund’s portfolio and is responsible for, makes decisions with respect to, and places orders for, all purchases and sales of the Fund’s portfolio securities. BCM is also required to compute the Fund’s net asset value and net income.

The Advisory Agreement also provides that, subject to the supervision of the Fund’s Managing General Partners, BCM will provide a continuous investment program for the Fund’s portfolio, including investment research and management with respect to all securities and investments and cash and cash equivalents in the portfolio. BCM will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund, and what portion of its assets will be invested or held uninvested in cash or cash equivalents. Further, it is the responsibility of BCM to: (1) place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer; (2) conform with all applicable laws, rules and regulations; (3) not invest its assets or the assets of any accounts advised by it in shares of the Fund, make loans for the purpose of purchasing or carrying shares, or make loans to the Fund; and (4) compute the net asset value and the net income of the Fund on each business day as described in the Fund’s Prospectus or as more frequently requested by the Fund.

For the services provided by BCM, and the expenses assumed by it under the Advisory Agreement, the Fund has agreed to pay a fee, computed daily and payable monthly, based on the Fund’s average net assets. For the fiscal year ended December 31, 2010, the Fund paid an investment advisory fee aggregating 0.35% of its average daily net assets.

(a)(2)	The Fund management team at BCM is led by Jeffrey R. Lindsey, CFA, Managing Director and Edward P. Dowd, Managing Director. Mr. Lindsey and Mr. Dowd are responsible for the Fund’s day-to-day management.

Mr. Lindsey and Mr. Dowd joined BlackRock following the merger with State Street Research & Management Company (“SSRM”) in 2005. Mr. Lindsey is head of BlackRock’s Fundamental Large Cap Growth equity team. Mr. Lindsey, as Managing Director at SSRM, headed the Mid- and Large-Cap Growth Teams. He joined SSRM beginning in 2002 and was promoted to Chief Investment Officer—Growth in 2003. He was responsible for overseeing all of the firm’s growth and core products. He was the co-portfolio manager of the State Street Legacy Fund and the firm’s large cap growth institutional portfolios. Prior to joining SSRM, he spent eight years at Putnam Investments, most recently as Managing Director and Director of Concentrated Growth Products.

Mr. Dowd joined BlackRock as Director following the SSRM merger, and was promoted to Managing Director in 2006. He is a member of BlackRock’s Fundamental Large Cap Growth equity team and primarily responsible for the technology, energy and consumer sectors. Prior to joining BlackRock, Mr. Dowd was a Vice President at SSRM. He was employed by SSRM beginning in 2002 and was a co-portfolio manager of the SSR Legacy Fund. During the prior five years, he also served as a Senior Vice President and Technology Sector Leader for Independence Investment LLC and as an equity research associate at Donaldson, Lufkin & Jenrette.

Part B, the Statement of Additional Information, provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Fund.
Item 11. Shareholder Information.
(a)	Pricing of Fund Shares. The Fund’s net asset value per share is determined as of the close of business of the New York Stock Exchange on each day it is open, usually 4 p.m. Eastern Time. The net asset value per share is computed by taking the total value of all assets of the Fund less its liabilities and dividing by the number of Fund shares outstanding. Securities for which market quotations are readily available are valued at their current market value in the principal market in which such securities are normally traded. These values are normally determined by (i) the last sales price, if the principal market is on the New York Stock Exchange or other securities exchange (or the closing bid price, if there has been no sales on such exchange on that day), or (ii) the most recent bid price, if the principal market is other than an exchange. Securities and other assets for which market quotations are not readily available or are questionable are valued at their fair value as determined in good faith using methods approved by the Managing General Partners. With respect to call options written on portfolio securities, the amount of the premium received is treated as an asset and amortized over the life of the option, and the price of an option to purchase identical securities upon the same terms and conditions is treated as a liability marked to the market daily. The price of options are normally determined by the last sales price on the principal exchange on which such options are normally traded (or the closing asked price if there has been no sales on such exchange on that day).

Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund may suspend the right of redemption or postpone the date of payment upon redemption for any period during which the New York Stock Exchange is closed, other than customary weekend and holiday closings, or during which (as determined by the Securities and Exchange Commission (the “SEC”) by rule or regulation) trading on said Exchange is restricted, or during which (as determined by the SEC by rule or regulation) an emergency exists as a result of which disposal or valuation of portfolio securities is not reasonably practicable, or for such other periods as the SEC may permit. (The Fund may also suspend or postpone the recordation of the transfer of its shares upon the occurrence of any of the foregoing conditions.)

(b)	Inapplicable.

(c)	Redemption of Fund Shares. Shares may be redeemed at the option of the investor at any time without charge at their net asset value next computed after receipt by BNY Mellon Investment Servicing (U.S.) Inc. (“BNY Mellon”), the Fund’s transfer agent and dividend disbursing agent, of a written request for redemption setting forth the name of the Fund and the investor’s account number. The request must be accompanied by certificates (if issued) or if certificates have not been issued, by stock powers. The certificate or stock powers must be endorsed by the record owner(s) exactly as the shares are registered and the signature(s) must be guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

Except to the extent shares are redeemed for cash pursuant to the Systematic Withdrawal Plan, the Fund intends to distribute upon redemption securities from its portfolio in-kind, valued at the same value used for purposes of next determining the Fund’s net asset value after the receipt of the request for redemption in proper form. The Fund may in its discretion pay part or all of redemption proceeds in cash. When received by the shareholder, the value of the securities from the portfolio may be greater or lesser than the value used in pricing the redemption.

The proceeds of redemption will be paid as soon as possible but not later than seven days after the request for redemption is received with the required documentation. The Fund or the SEC may suspend the right of redemption or delay payment during any period when the New York Stock Exchange is closed (other than customary weekend and holiday closings); when trading on that exchange is restricted or an emergency exists which makes disposal or valuation of portfolio securities impracticable; or during such other period as the SEC may by order permit.

Investors may, by notice in writing to the transfer agent, elect to participate in the Systematic Withdrawal Plan (the “Plan”). Participants in the Plan may elect to receive quarterly in cash as a partial redemption of their shares up to 3/4 of 1% of the net asset value of their shares as of the close of trading on the New York Stock Exchange on the last trading day of each calendar quarter. The Fund does not intend to impose a charge upon investors for participating in the Plan. Participants may withdraw from the Plan at any time by written notice to BNY Mellon.

The net asset value of the Fund’s shares on redemption or repurchase may be more or less than the purchase price of the shares depending upon the market value of the Fund’s portfolio securities at the time of redemption or repurchase.

(d)	Dividends and Distributions. Since January 1, 1998, the Fund has been deemed a corporation, rather than a partnership, for federal tax purposes. In connection with this change in its federal tax status, the Fund elected to be taxed as a regulated investment company (a “RIC”). To qualify for treatment as a RIC under Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued under it, the Fund must meet certain income, diversification and distribution requirements. For example, to qualify as a RIC, the Fund must pay as dividends each year at least 90% of its investment company taxable income which includes, but is not limited to, taxable interest, dividends and short-term capital gains less expenses. The Fund intends to continue its historic policy of regular and quarterly dividends and to pay an additional dividend at year-end so that total distributions for each year equal 100% of its net investment company taxable income (before the deduction of such dividends). The Fund intends to retain all of its net long-term capital gains. The Fund may decide to distribute up to all of its net long-term capital gains in the future.

(e)	Frequent Purchases and Redemptions of Fund Shares. The Board of Managing General Partners has not adopted formal policies and procedures with respect to frequent purchases and redemptions of Fund shares by Fund shareholders due to the nature of the Fund and the nature of the procedures for redeeming the Fund’s shares.

(f)	Tax Consequences. Under the publicly traded partnership rules of the Code, the Fund has been treated as a corporation for federal income tax purposes since January 1, 1998. However, the Fund has elected, and intends to continue to qualify as a RIC under the Code. The Code’s RIC provisions provide pass-through treatment of taxable income similar to that provided under the Code’s partnership rules. Therefore, to the extent that the Fund’s earnings are distributed to its partners as required by the RIC provisions of the Code, the Fund itself will not be required to pay federal income tax.

Distributions by the Fund as a RIC that are attributable to ordinary income and short-term capital gains of the Fund will generally be taxable as ordinary income in determining a partner’s gross income for tax purposes, regardless whether the partner receives these distributions in cash or shares. The Fund currently intends to retain all of its net realized long-term capital gains and pay the tax on the gain at the required corporate rate. Each partner will be required to report his allocable portion of the Fund’s gain, but each partner will also receive a tax credit for his allocable portion of the tax paid by the Fund. In addition, any retained capital gains, net of tax, will generally increase a partner’s investment (and tax basis) in the Fund. The Fund will inform each partner as to the amount and nature of such income or gains. Formerly the Fund, when it was taxed as a partnership, distributed approximately 30% of its net long-term capital gains to provide its partners, who were taxable on all of such gains, with funds with which to pay the capital gains tax. The current policy is designed to achieve substantially the same result. The Fund may change this policy in the future.

Under the Code, the current maximum long-term capital gain tax rate applicable to individuals, estates, and trusts is 15%. Fund distributions to individual partners attributable to dividends received by the Fund from U.S. and certain “qualified” foreign corporations will generally be taxed at the long-term capital gain rate, as long as certain other requirements are met. For these lower rates to apply, the individual partners must have owned their Fund shares for at least 61 days during the 121-day period beginning on the date that is 60 days before the Fund’s ex-dividend date (and the Fund will need to have met a similar holding period requirement with respect to the shares of the corporation paying the qualifying dividend). The amount of the Fund’s distributions that qualify for this favorable tax treatment may be reduced as a result of the Fund’s securities lending activities (if any), a high portfolio turnover rate or investments in debt securities or “non-qualified” foreign corporations.

Some of the tax provisions described above are subject to sunset provisions. Specifically, the 15% long-term capital gain rate is scheduled to increase to 20% and dividends will be taxed at ordinary income tax rates, rather than at the long-term capital gain rate, for taxable years beginning after December 31, 2012.

When a partner purchases shares just before a distribution, the purchase price will reflect the amount of the upcoming distribution, but the partner will be taxed on the entire amount of the distribution received, even though, as an economic matter, the distribution simply constitutes a return of capital. This is known as “buying into a dividend.”

Partners will generally recognize taxable gain or loss on a sale, exchange or redemption of their shares based on the difference between their tax basis in the shares and the amount received for them. Generally, partners recognize long-term capital gain or loss if they have held their Fund shares for over twelve months at the time they dispose of them. (To aid in computing the tax basis in the shares, partners generally should retain their account statements for the period during which they have held shares.) Any loss realized on shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends that were received on the shares. Additionally, any loss realized on a disposition of shares of the Fund may be disallowed under “wash sale” rules to the extent the shares disposed of are replaced with other shares of the Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in shares of the Fund. If disallowed, the loss will be reflected in an upward adjustment to the basis of the shares acquired.

The one major exception to these tax principles is that distributions on, and sales, exchanges and redemptions of, shares held in an IRA (or other tax-qualified plan) will not be currently taxable.

The above federal tax discussion relates only to partners who are individual U.S. citizens or residents. Each partner should consult with his tax adviser for further information regarding federal, state, local and foreign tax consequences relevant to his specific tax situation.

(g)	Inapplicable.
Item 12. Distribution Arrangements.
Inapplicable.
Item 13. Financial Highlights Information.
Inapplicable.

PART B. INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION
Chestnut Street Exchange Fund — CHNTX
Item 14. Cover Page and Table of Contents.
(a)	This Statement of Additional Information for Chestnut Street Exchange Fund (the “Fund”) is not a prospectus and should be read in conjunction with the Fund’s Part A dated April 28, 2011. The financial statements and notes thereto included in the Fund’s Annual Report are incorporated by reference into this Statement of Additional Information. Copies of the prospectus for the Fund dated April 28, 2011 and the Annual Report may be obtained, without charge by writing the Fund at 103 Bellevue Parkway, Wilmington, Delaware 19809 or by calling toll-free at (800) 852-4750. Capitalized terms used but not defined herein have the same meanings as in the Part A. The date of this Statement of Additional Information is April 28, 2011.

(b)	Table of Contents
Item 15. Fund History.
The Fund is a limited partnership organized as of March 23, 1976 under the Uniform Limited Partnership Act of California. In 1997, the Fund elected to be governed by the California Revised Limited Partnership Act as enacted by the State of California and hereafter amended, set forth presently at Sections 15661 and following, of the Corporations Code of the State of California.

Item 16. Description of the Fund and its Investments and Risks.
(a)	Classification. The Fund is a diversified open-end, management investment company.

(b)	Inapplicable.

(c)	Fund Policies.

The Fund’s fundamental policies which may not be changed without the approval of a majority of the Fund’s outstanding voting securities are as follows:
(1)	The Fund will not issue any senior securities (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)).

(2)	The Fund will not purchase securities on margin or sell any securities short. The Fund will not purchase or write puts, calls, straddles or spreads with respect to any security except that (i) the Fund may write call options on securities constituting not more than 25% of the value of its assets if the option is listed on a national securities exchange and, at all times while the option is outstanding, the Fund owns the securities against which the option is written or owns securities convertible into such securities, and (ii) the Fund may purchase call options in closing purchase transactions to liquidate its position as an option writer.

(3)	The Fund will not borrow money except from banks in amounts which in the aggregate do not exceed 10% of the value of its assets at the time of borrowing. This borrowing provision is not for purposes of leverage but is intended to facilitate the orderly sale of portfolio securities to accommodate abnormally heavy redemption requests, and to pay subscription fees due with respect to the exchange without having to sell portfolio securities. Securities may be purchased for the Fund’s portfolio while borrowings are outstanding.

(4)	The Fund will not act as an underwriter (except as it may be deemed such in a sale of restricted securities owned by it).

(5)	It is not the policy of the Fund to concentrate its investments in any particular industry, but if it is deemed advisable in light of the Fund’s investment objectives, up to 25% of the value of its assets may be invested in any one industry. The Fund will not be required to reduce holdings in a particular industry if, solely as a result of price changes, the value of such holdings exceeds 25% of the value of the Fund’s total assets.

(6)	The Fund will not purchase or sell real estate or real estate mortgage loans.

(7)	The Fund will not purchase or sell commodities or commodity contracts.

(8)	The Fund will not make loans except by (i) the purchase of debt securities in accordance with its investment objectives and (ii) the loaning of securities against collateral consisting of cash or securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, which is equal at all times to at least 100% of the value of the securities loaned. The Fund will lend portfolio securities only when its investment adviser believes that the net return to the Fund in consideration of the loan is reasonable, that any fee paid for placing the loan is reasonable and based solely upon services rendered, that the loan is consistent with the Fund’s investment objectives, and that no affiliate of the Fund or of its investment adviser is involved in the lending transaction or is receiving any fees in connection therewith. The Fund will not have the right to vote securities loaned, but will have the right to terminate such a loan at any time and receive back equivalent securities and to receive amounts equivalent to all dividends and interest paid on the securities loaned.

(9)	The Fund will not:
(A)	Mortgage, pledge or hypothecate its assets except to secure borrowings described in policy (3) above and in amounts not exceeding 10% of the value of its assets.

(B)	Invest more than 5% of its assets at the time of purchase in the securities of any one issuer (exclusive of securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities).

(C)	Purchase securities if such purchase would result in its owning more than 10% of the outstanding voting securities of any one issuer at the time of purchase.

(D)	Invest in securities of companies which have a record, together with their predecessors, of less than five years of continuous operation.

(E)	Purchase or hold securities of any company if, to its knowledge, those General Partners of the Fund and those directors and officers above the level of Senior Vice President of its investment adviser beneficially owning more than 1/2 of 1% of the securities of that company, together own beneficially more than 5% of the securities of such company taken at market value.

(F)	Purchase the securities of other investment companies except that the Fund has accepted for exchange shares of common stock of Coca-Cola International Corporation in accordance with the limitations imposed by the 1940 Act.

(G)	Purchase oil, gas or other mineral leases or partnership interests in oil, gas or other mineral exploration programs.

(H)	Knowingly purchase or otherwise acquire any equity or debt securities which are subject to legal or contractual restrictions on resale if, as a result thereof, more than 10% of the value of its assets would be invested in such securities.

(I)	Invest in companies for the purpose of exercising control or management.
Any investment policy or restriction in these policies (1)-(9) that involves a maximum percentage of securities or assets, with the exception of liquidity and borrowing determinations, shall not be considered to be violated unless an excess over the percentage occurs immediately after an acquisition of securities or utilization of assets and results therefrom.

The Fund’s investment policies which are not deemed fundamental and may be changed without shareholder approval are as follows:

The Fund does not intend to engage in any significant degree in short-term trading. Portfolio turnover is not expected to exceed 15%, although the Fund reserves the right to exceed this turnover rate. The tax consequences of a sale of portfolio securities will be considered prior to a sale, but sales will be effected when the investment adviser believes a sale would be in the best interests of the Fund’s shareholders even though capital gains will be realized.

The Fund will not sell securities covered by outstanding options and will endeavor to liquidate its position as an option writer in a closing purchase transaction rather than by delivering portfolio securities upon exercise of the option.

In connection with policy (5) above, the Securities and Exchange Commission (the “SEC”) considers a concentration to mean 25% or more in any one industry.

(d)	Inapplicable.

(e)	Portfolio Turnover.

For the fiscal years ended December 31, 2009 and December 31, 2010, the Fund’s portfolio turnover rates were 1.06% and 1.01%, respectively.

(f)	Disclosure of Portfolio Holdings. The Board of Managing General Partners has not adopted formal policies and procedures with respect to disclosure of portfolio holdings due to the nature of the Fund. Disclosure to providers of auditing, custody, proxy voting and other similar services for the Fund will generally be permitted; however, information may be disclosed to other third parties only upon approval by the Chief Compliance Officer (“CCO”), who must first determine that the Fund has a legitimate business purpose for doing so. In general, each recipient of non-public portfolio holdings information must sign a confidentiality and non-trading agreement, although this requirement will not apply when the recipient is otherwise subject to a duty of confidentiality as determined by the CCO. The identity of those recipients who receive non-public portfolio holdings information on an ongoing basis is as follows: the investment adviser and its affiliates, the Fund’s independent registered public accounting firm, the Fund’s custodian, the Fund’s legal counsel, the Fund’s financial printer, and the Fund’s proxy voting service. These entities are obligated to keep such information confidential. Third-party providers of custodial or accounting services to the Fund may release non-public portfolio holdings information of the Fund only with the permission of Portfolio Representatives.

Item 17. Management of the Fund.
(a)	The Managing General Partners and officers of the Fund, their addresses, ages, principal occupations during the past five years and other affiliations are:

			Number
			of
			Portfolios
			in Fund
			Complex[1]
			Overseen
	Position with		by	Other
	the Fund and	Principal Occupations During	Managing	Directorships[2] Held
	Length of	Past 5	General	by Managing
Name, Address and Age	Time Served	Years and Current Affiliations	Partners	General Partner
Interested Managing General Partner
Edward J. Roach* 103 Bellevue Parkway Wilmington, DE 19809 Age: 86	Managing General Partner since 2000; Chief Compliance Officer since 2004; President since 2002; Treasurer since 1981	Certified Public Accountant; President and/or Treasurer of one other investment company advised by an affiliate of the Adviser, 1988 to 2009.	1	None

Disinterested Managing General Partners
Gordon L. Keen, Jr. c/o Edward J. Roach 103 Bellevue Parkway Wilmington, DE 19809 Age: 66	Managing General Partner since 2006	Senior Vice President, Law & Corporate Department, Airgas, Inc. (Radnor, PA-based distributor of industrial, medical and specialty gases, and welding and safety equipment and supplies) from January 1992 to January 2006.	1	None

Langhorne B. Smith c/o Edward J. Roach 103 Bellevue Parkway Wilmington, DE 19809 Age: 74	Managing General Partner since 1997	President and Director, The Sandridge Corporation (private investment company); Director, Claneil Enterprises, Inc. (private investment company). Retired.	1	None

David R. Wilmerding, Jr. c/o Edward J. Roach 103 Bellevue Parkway Wilmington, DE 19809 Age: 75	Managing General Partner since 1976; Chairman of the Managing General Partners since 2006	Retired. Chairman, Wilmerding & Associates (investment advisers) from February 1989 to 2006.	1	Director, Beaver Management Corporation

Number
of
Portfolios
in Fund
Complex[1]
Overseen
	Position with		by	Other
	the Fund and	Principal Occupations During	Managing	Directorships[2] Held
	Length of	Past 5	General	by Managing
Name, Address and Age	Time Served	Years and Current Affiliations	Partners	General Partner
Officers

Michael P. Malloy Drinker Biddle & Reath LLP One Logan Square Ste. 2000 Philadelphia, PA 19103 Age: 51	Secretary since 2001	Secretary of Chestnut Street Exchange Fund; Partner in the law firm of Drinker Biddle & Reath LLP.	N/A	N/A

James G. Shaw BNY Mellon Investment Servicing (U.S.) Inc. 103 Bellevue Parkway Wilmington, DE 19809 Age: 50	Assistant Treasurer since 2009	Vice President since 1995 and Director since 2005 of BNY Mellon Investment Servicing (U.S.) Inc. and predecessor firms.	N/A	N/A

*	Mr. Roach is an “interested person” of the Fund as that term is defined in the 1940 Act since he is an officer and employee of the Fund.

1.	A Fund Complex includes all registered investment companies that are advised by the Adviser or one of its affiliated investment advisers. Mr. Shaw serves as the assistant treasurer of The RBB Fund, Inc.

2.	Directorships of companies required to report to the SEC under the Securities Exchange Act of 1934, as amended (i.e., “public companies”) or other investment companies registered under the 1940 Act.
(b)(1)	Leadership Structure and Board of Managing General Partners. The business and affairs of the Fund are managed by its Managing General Partners. The Adviser and BNY Mellon Investment Servicing (U.S.) Inc., (“BNY Mellon”) manage and administer the Fund and retain other service providers, as necessary. All parties engaged to render services to the Fund are subject to the oversight of the Board. The Chairman, an independent Managing General Partner, presides at meetings and oversees preparation of the meeting agenda. The Board conducts regular quarterly meetings in person. The Board also relies on professionals, such as the independent registered public accountants and legal counsel, to assist the Managing General Partners in performing their oversight responsibility. The Board has established an audit committee described below. The Board believes that its leadership structure is appropriate because it enables the Board to exercise informed and independent judgment over matters under its purview by the frequent communications with professionals retained to serve the Fund, including the Adviser, legal counsel, financial and accounting professionals and compliance personnel that enhance the Board’s oversight. The Board also believes its leadership structure is appropriate since it oversees one Fund that is not opened to new investors.

The Board performs its risk oversight function for the Fund through a combination of direct oversight by the Board as a whole and its audit committee and indirectly through the Adviser, Fund officers, the Fund’s Chief Compliance Officer and other service providers. The Fund is subject to a number of risks, including investment, compliance, operational and valuation risks, among others. Day-to-day risk management functions are within the responsibilities of the Adviser and BNY Mellon to carry out the Fund’s investment management and business affairs. The Board provides risk oversight through: receiving and reviewing on a regular basis reports from the Adviser and BNY Mellon; receiving, reviewing and approving compliance policies and procedures; periodic meetings with the Fund’s portfolio managers to review investment policies, strategies and risks; and meeting regularly with the Fund’s Chief Compliance Officer to discuss compliance findings and issues. The Board also relies on the Adviser and BNY Mellon, with respect to day-to-day operations and activities of the Fund, to create and maintain processes and controls to minimize risk and the likelihood of adverse effects on the Fund’s business and reputation.

(b)(2)	The Fund has established an Audit Committee, consisting of Messrs. Keen, Smith and Wilmerding, the Independent Managing General Partners. The Audit Committee annually considers the engagement and compensation of the Fund’s independent registered public accounting firm, oversees the audit process and reviews with the auditors the scope and results of the audit of the Fund’s financial statements. The Audit Committee held two meetings in 2010.

(b)(3)	Inapplicable.

(b)(4)	As of December 31, 2010, the Managing General Partners owned the following Fund shares.

Aggregate Dollar Range of Equity
Securities in All Registered
Investment Companies Overseen
By Managing General Partner in
	Dollar Range of Equity	Family of
Name of Managing General Partner	Securities in the Fund	Investment Companies[1]
Interested
Edward J. Roach	$10,001 - $50,000	$10,001 - $50,000
Disinterested
Gordon L. Keen, Jr.	$1 - $10,000	$1 - $10,000
Langhorne B. Smith	$10,001 - $50,000	$10,001 - $50,000
David R. Wilmerding, Jr.	$1 - $10,000	$1 - $10,000

1.	A Family of Investment Companies means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services and have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. The Chestnut Street Exchange Fund is not a member of a Family of Investment Companies.
(b)(5)	Inapplicable.

(b)(6)	Inapplicable.

(b)(7)	Inapplicable.

(b)(8)	Inapplicable.

(b)(9)	Inapplicable.

(b)(10)	The information in the table above includes each Managing General Partner’s principal occupation during the last five years. Each Managing General Partner possesses extensive additional experience, skills and attributes relevant to his qualifications to serve as a Managing General Partner. The cumulative background of each Managing General Partner led to the conclusion that each Managing General Partner should serve as a Managing General Partner for the Fund. Mr. Roach has served as a president and treasurer of another registered investment company. Mr. Keen, an attorney by training, has demonstrated leadership and management abilities evidenced in his senior executive position at an industrial distributor. Mr. Smith has extensive experience in private investment companies. Mr. Wilmerding owned and operated a registered investment adviser and has extensive experience in securities, financial services and mutual funds.

(c)	The Fund pays each Managing General Partner at the rate of $10,000 annually, and pays the Chairman an additional $8,000 annually. The Fund pays the President and Treasurer of the Fund at the rate of $24,000 per year, payable monthly. The Fund pays the Chief Compliance Officer an additional $6,000 annually. In addition to the compensation he receives as a Managing General Partner, Mr. Roach receives

$30,000 annually as compensation for his duties as President, Treasurer and Chief Compliance Officer and is eligible for retirement benefits. Drinker Biddle & Reath LLP, of which Mr. Malloy is a partner, receives fees from the Fund for legal services. The following table provides information concerning the compensation of each of the Fund’s Managing General Partners for services rendered during the Fund’s last fiscal year ended December 31, 2010:

		Pension or Retirement	Estimated
	Aggregate	Benefits Accrued as	Annual Benefits	Total Compensation
Name of Person/	Compensation	Part	Upon	from the Fund
Position	From the Fund	of Fund Expenses	Retirement	and Fund Complex[1]
Interested
Richard C. Caldwell	$2,500	N/A	N/A	$2,500
Managing General Partner[2]
Edward J. Roach	$40,000	N/A	N/A	$40,000
President, Treasurer, Chief Compliance Officer and Managing General Partner
Disinterested
Gordon L. Keen, Jr.	$10,000	N/A	N/A	$10,000
Managing General Partner
Langhorne B. Smith	$10,000	N/A	N/A	$10,000
Managing General Partner
David R. Wilmerding, Jr.	$18,000	N/A	N/A	$18,000
Chairman of the Managing General Partners

1.	A Fund Complex means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies.

2.	Mr. Caldwell passed away in February 2010.
The Fund has a retirement plan for eligible employees. For the fiscal year ended December 31, 2010, the Fund contributed a total of $3,000 to the retirement plan, and, based upon prior practice, it may be anticipated that the Fund will contribute to the retirement plan during the current fiscal year an amount equal to 10% of the compensation of retirement plan participants for the year. Such contribution, based upon annual rates of compensation now in effect, would approximate $3,000. Under the retirement plan, each participant is entitled to his vested portion of the contributions made by the Fund based upon his compensation.

(d)	Inapplicable.

(e)	Codes of Ethics. The Fund and the investment adviser have adopted codes of ethics under Rule 17j-1 of the 1940 Act that (i) establish procedures for personnel with respect to personal investing; (ii) prohibit or restrict certain transactions that may be deemed to create a conflict of interest between personnel and the Fund; and (iii) permit personnel to invest in securities that may be purchased or held by the Fund.

(f)	Proxy Voting Policies and Procedures.

The Board of Managing General Partners has delegated the responsibility of voting proxies with respect to the portfolio securities purchased and/or held by the Fund to the Adviser, subject to the Board’s continuing oversight. In exercising its voting obligations, the Adviser is guided by its general fiduciary duty to act prudently and in the interest of the Fund. The Adviser will consider factors affecting the value of the Fund’s investments and the rights of shareholders in its determination on voting portfolio securities.

The Adviser has adopted proxy voting procedures with respect to voting proxies relating to portfolio securities held by the Fund. The Adviser employs a third party service provider to assist in the voting of proxies. These procedures have been provided to the service provider, who analyzes the proxies and makes recommendations, based on the Adviser’s policy, as to how to vote such proxies. A summary of the Adviser’s Proxy Voting Policies and Procedures is attached as Appendix A to this SAI.

Information regarding how the Fund voted proxies, if any, relating to portfolio securities held in the Fund’s portfolio for the most recent 12-month period ended June 30 is available, without charge, upon request, by calling (800) 852-4750 or by visiting the SEC’s website at http://www.sec.gov.
Item 18. Control Persons and Principal Holders of Securities.
(a) (b)	Control Persons and Principal Holders. As of April 1, 2011, no investor owned beneficially more than 5% of the Fund’s outstanding equity securities, except as follows:

Approximate Percentage of Ownership on
Name and Address of Holder	April 1, 2011
Cede & Co	36.06%
Box 20, Bowling Green Station New York, NY 10004
Barbara Hixon Wilson, Milton Wilson III Trust	6.79%
c/o Osborne Partners Capital Mgmt. 580 California St. Suite 1900 San Francisco, CA 94104

Approximate Percentage of Ownership on
Name and Address of Holder	April 1, 2011
Wendy E. Jordan Trust	5.54%
65 Woodland Way Piedmont, CA 94611
(c)	Management Ownership. As of April 1, 2011, all officers and Managing General Partners of the Fund as a group beneficially owned less than 1% of the Fund’s outstanding equity securities.
Item 19. Investment Advisory and Other Services.
(a)	Investment Adviser. Pursuant to an Investment Advisory Agreement dated September 29, 2006 (the “Advisory Agreement”), the Fund’s investment adviser is BlackRock Capital Management, Inc. (“BCM” or “Adviser”), located at 100 Bellevue Parkway, Wilmington, Delaware 19809. BCM is a wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”). BlackRock’s publicly traded affiliates include The PNC Financial Services Group, Inc. and Bank of America Corporation. As of January 1, 2011, the PNC Financial Services Group, Inc. owned 25.2% of BlackRock’s voting common stock. Bank of America/Merrill Lynch owned less than 5%. The remaining voting common stock of BlackRock is held by employees, institutional clients and the public.

For the services provided by BCM and the expenses assumed by it under the Advisory Agreement, the Fund has agreed to pay BCM a fee, computed daily and payable monthly, at the annual rate of 4/10ths of 1% of the first $100,000,000 of the Fund’s net assets, plus 3/10ths of 1% of the net assets exceeding $100,000,000.

The Fund paid $833,470, $630,361 and $655,890 for investment advisory services for the years ended December 31, 2008, 2009 and 2010, respectively, to BCM.

BCM pays BNY Mellon Investment Servicing (U.S.) Inc. for administrative services provided to the Fund.

(b)	Inapplicable.

(c)	BCM has agreed to bear all expenses incurred by it in connection with its activities other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

(d)	Inapplicable.

(e)	Inapplicable.

(f)	Inapplicable.

(g)	Inapplicable.

(h)	Other Service Providers.

The custodian of the Fund’s portfolio securities is PFPC Trust Company, 8800 Tinicum Boulevard, 3rd Floor, Suite 200, Philadelphia, Pennsylvania 19153. The custodian has agreed to provide certain services as depository and custodian for the Fund. For its services, the custodian receives a percentage of the Fund’s average gross assets, fees for particular transactions and reimbursement of out-of-pocket expenses. The custodian was paid $26,879, $21,518 and $14,536 for the years ended December, 31, 2008, 2009, and 2010, respectively.

The Fund’s transfer agent and dividend disbursing agent is BNY Mellon Investment Servicing (U.S.) Inc. (“BNY Mellon”), located at 760 Moore Road, King of Prussia, PA 19406. BNY Mellon is an indirect, wholly-owned subsidiary of The Bank of New York Mellon Corporation. For its services, the Fund paid BNY Mellon (or its predecessor PNC Global Investment Servicing (U.S.) Inc.) fees equal to $13,722, $9,642 and $14,430 for the years ended December 31, 2008, 2009, and 2010, respectively.

The Fund’s independent registered public accounting firm is BBD, LLP, located at 1835 Market Street, 26th Floor, Philadelphia, Pennsylvania 19103. The following is a general description of the services performed by BBD, LLP: auditing and reporting upon financial statements; and reporting on internal control structure for inclusion in Form N-SAR.
Item 20. Portfolio Managers
Other Accounts Managed by the Portfolio Managers
As of December 31, 2010, Jeffrey Lindsey and Edward Dowd managed or was a member of the management team for the following client accounts:

			Number of Accounts
	Number of	Assets of	Subject to a	Assets Subject to a
Type of Account	Accounts	Accounts	Performance Fee	Performance Fee
Registered Investment Companies	11	$7.1 Billion	0	$0

Pooled Investment Vehicles Other Than Registered Investment Companies	8	$1.5 Billion	0	$0

Other Accounts	15	$2.8 Billion	1	$125 Million
BCM has built a professional working environment, firm-wide compliance culture and compliance procedures and systems designed to protect against potential incentives that may favor one account over another. BCM has adopted policies and procedures that address the allocation of investment opportunities, execution of portfolio transactions, personal trading by employees and other potential conflicts of interest that are designed to ensure that all client accounts are treated equitably over time. Nevertheless, BCM furnishes investment management and advisory services to numerous clients in addition to the Fund, and BCM may, consistent with applicable law, make investment recommendations to other clients or accounts (including accounts which are hedge funds or have performance or higher fees paid to BCM, or in which portfolio managers have a personal interest in the receipt of such fees), which may be the same as or different from those made to the Fund. In addition, BCM, its affiliates and significant shareholders and any officer, director, stockholder or employee may or may not have an interest in the securities whose purchase and sale BCM recommends to the Fund. BCM, or any of its affiliates or significant shareholders, or any officer, director, stockholder, employee or any member of their families may take different actions than those recommended to the Fund by BCM with respect to the same securities. Moreover, BCM may refrain from rendering any advice or services concerning securities of companies of which any of BCM’s (or its affiliates’ or significant shareholders’) officers, directors or employees are directors or officers, or companies as to which BCM or any of its affiliates or significant shareholders or the officers, directors and employees of any of them has any substantial economic interest or possesses material non-public information. Each portfolio manager also may manage accounts whose investment strategies may at times be opposed to the strategy utilized for the Fund. In this connection, it should be noted that certain BCM portfolio managers manage accounts that are subject to performance fees. In addition, certain BCM portfolio managers who assist in managing hedge funds may be entitled to receive a portion of any incentive fees earned on such funds, and a portion of such incentive fees may be voluntarily or involuntarily deferred. Additional portfolio managers may in the future manage other such accounts or funds and may be entitled to receive incentive fees.
As a fiduciary, BCM owes a duty of loyalty to its clients and must treat each client fairly. When BCM purchases or sells securities for more than one account, the trades must be allocated in a manner consistent with its fiduciary duties. BCM attempts to allocate investments in a fair and equitable manner among client accounts, with no account receiving preferential treatment. To this end, BCM has adopted a policy that is intended to ensure that investment opportunities are allocated fairly and equitably among client accounts over time. This policy also seeks to achieve reasonable efficiency in client transactions and provide BCM with sufficient flexibility to allocate investments in a manner that is consistent with the particular investment discipline and client base.
Portfolio Manager Compensation Overview
BlackRock’s financial arrangements with its portfolio managers, its competitive compensation and its career path emphasis at all levels reflect the value senior management places on key resources. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include a base salary, a performance-based discretionary bonus, participation in various benefits programs and one or more of the incentive compensation programs established by BlackRock such as its Long-Term Retention and Incentive Plan.
Base compensation. Generally, portfolio managers receive base compensation based on their seniority and/or their position with the firm. Senior portfolio managers who perform additional management functions within the portfolio management group or within BlackRock may receive additional compensation for serving in these other capacities.
Discretionary Incentive Compensation
Discretionary incentive compensation is based on a formulaic compensation program. BlackRock’s formulaic portfolio manager compensation program includes: pre-tax investment performance relative to appropriate competitors or benchmarks over 1-, 3- and 5-year performance periods and a measure of operational efficiency. If a portfolio manager’s tenure is less than five years, performance periods will reflect time in position. In most cases, including for the portfolio managers of the Fund, these benchmarks are the same as the benchmark or benchmarks against which the performance of the Fund or other accounts managed by the portfolio managers are measured. BlackRock’s Chief Investment Officers determine the benchmarks against which the performance of funds and other accounts managed by each portfolio manager is compared and the period of time over which performance is evaluated. With respect to the portfolio managers, such benchmarks for the Chestnut Street Exchange Fund or component thereof include the Lipper Large-Cap Growth Funds classification.
Portfolio managers who meet relative investment performance and financial management objectives during a specified performance time period are eligible to receive an additional bonus which may or may not be a large part of their overall compensation. A smaller element of portfolio manager discretionary compensation may include consideration of: financial results, expense control, profit margins, strategic planning and implementation, quality of client service, market share, corporate reputation, capital allocation, compliance and risk control, leadership, workforce diversity, supervision, technology and innovation. All factors are considered collectively by BlackRock management.

Distribution of Discretionary Incentive Compensation
Discretionary incentive compensation is distributed to portfolio managers in a combination of cash and BlackRock, Inc. restricted stock units which vest ratably over a number of years. The BlackRock, Inc. restricted stock units, if properly vested, will be settled in BlackRock, Inc. common stock. Typically, the cash bonus, when combined with base salary, represents more than 60% of total compensation for the portfolio managers. Paying a portion of annual bonuses in stock puts compensation earned by a portfolio manager for a given year “at risk” based on BlackRock’s ability to sustain and improve its performance over future periods.
Long-Term Retention and Incentive Plan (“LTIP”) —From time to time long-term incentive equity awards are granted to certain key employees to aid in retention, align their interests with long-term shareholder interests and motivate performance. Equity awards are generally granted in the form of BlackRock, Inc. restricted stock units that, once vested, settle in BlackRock, Inc. common stock. Messrs. Dowd and Lindsey have each received awards under the LTIP.
Deferred Compensation Program — A portion of the compensation paid to eligible BlackRock employees may be voluntarily deferred into an account that tracks the performance of certain of the firm’s investment products. Each participant in the deferred compensation program is permitted to allocate his deferred amounts among the various investment options. Messrs. Dowd and Lindsey have each participated in the deferred compensation program.
Other compensation benefits. In addition to base compensation and discretionary incentive compensation, portfolio managers may be eligible to receive or participate in one or more of the following:
     Incentive Savings Plans — BlackRock, Inc. has created a variety of incentive savings plans in which BlackRock employees are eligible to participate, including a 401(k) plan, the BlackRock Retirement Savings Plan (RSP), and the BlackRock Employee Stock Purchase Plan (ESPP). The employer contribution components of the RSP include a company match equal to 50% of the first 6% of eligible pay contributed to the plan capped at $4,000 per year, and a company retirement contribution equal to 3-5% of eligible compensation. The RSP offers a range of investment options, including registered investment companies managed by the firm. BlackRock contributions follow the investment direction set by participants for their own contributions or, absent employee investment direction, are invested into a balanced portfolio. The ESPP allows for investment in BlackRock common stock at a 5% discount on the fair market value of the stock on the purchase date. Annual participation in the ESPP is limited to the purchase of 1,000 shares or a dollar value of $25,000. Each portfolio manager is eligible to participate in these plans.
Securities Ownership of the Portfolio Managers
As of December 31, 2010, the end of the Fund’s most recently completed fiscal year, the dollar range of securities beneficially owned by each portfolio manager in the Fund is shown below:

Dollar Range of Equity
Securities of the Fund
Portfolio Manager	Fund(s) Managed	Owned[1]
Jeffrey Lindsey, CFA	Chestnut Street Exchange Fund	None
Edward Dowd	Chestnut Street Exchange Fund	None
Item 21. Brokerage Allocation and Other Practices.
(a)	The Fund effects transactions in portfolio securities through brokers and dealers. The Fund paid aggregate brokerage commissions of $5,136, $8,105 and $5,622 for the years ended December 31, 2008, 2009, and 2010, respectively.

(b)	Inapplicable.

(c)	In executing portfolio transactions, the Adviser seeks to obtain the best price and most favorable execution for the Fund, taking into account such factors as the price (including the applicable brokerage commission or dealer spread), size of the order, difficulty of execution and operational facilities of the firm involved. While the Adviser generally seeks reasonably competitive commission rates, payment of the lowest commission or spread is not necessarily consistent with obtaining the best price and execution in particular transactions.

(d)	Inapplicable.

(e)	Inapplicable.
Item 22. Capital Stock and Other Securities.
(a)	The Fund has one class of partnership interest, no par value (the “Shares”). All Shares are entitled to participate equally in distributions declared by the Board of Managing General Partners. Each full Share entitles the record holder thereof to one full vote, and each fractional Share to a fractional vote, on all matters submitted to the shareholders. Partners are not entitled to cumulative voting in elections for the Managing General Partners. Each Share has equal liquidation rights. There are no pre-emptive rights or conversion rights.

The Fund is a limited partnership formed under The California Revised Limited Partnership Act of California. Limited Partners generally are not personally liable for liabilities of the Fund. However, it is possible that the existence or exercise by the Limited Partners of the voting rights provided in the Partnership Agreement

[1]	Includes securities attributable to the portfolio manager’s participation in certain deferred compensation and retirement programs.

might subject the Limited Partners to liability as General Partners under the laws of California or other states. If the Fund were unable to pay its liabilities, recipients of distributions from the Fund could be liable to certain creditors of the Fund to the extent of such distributions, plus interest. The Fund believes that, because of the nature of the Fund’s business, the assets and insurance of the Fund and of the General Partners, and the Fund’s ability to contract with third parties to prevent recourse by the party against a Limited Partner, it is unlikely that Limited Partners will receive distributions which have to be returned or that they will be subject to liability as General Partners. In the event that a Limited Partner should be found to be liable as a General Partner, then, to the extent the assets and insurance of the Fund and of the General Partners were insufficient to reimburse a Limited Partner, he would be required to personally satisfy claims of creditors against the Fund. The rights of the holders of Shares may not be modified otherwise than by the vote of a majority of outstanding shares.

(b)	Inapplicable.
Item 23. Purchase, Redemption, and Pricing of Shares.
(a)	Inapplicable.

(b)	Inapplicable.

(c)	See Item 11(a).

(d)	Inapplicable.

(e)	Inapplicable.
Item 24. Taxation of the Fund.
The following summarizes certain additional U.S. Federal income tax considerations generally affecting the Fund that are not described in the Prospectus. No attempt is made to present a detailed explanation of the tax treatment of the Fund, and the discussions below and in the Prospectus are not intended as substitutes for careful tax planning, and do not address special rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies, financial institutions and foreign investors. Each prospective partner is urged to consult his or her own tax adviser with respect to the specific federal, state, local and foreign tax consequences of investing in the Fund. The summary is based on the laws in effect on the date of this Statement of Additional Information. Future legislative or administrative changes or court decisions may significantly alter these tax consequences, and any such changes or decisions may be retroactive.

Section 7704, which is also known as the publicly traded partnership rules, provides that, except in certain circumstances not relevant to the Fund, a publicly traded partnership is to be treated as a corporation for federal tax purposes. A publicly traded partnership is defined to include any partnership whose interests are (1) traded on an established securities market or (2) readily tradable on a secondary market (or the substantial equivalent thereof). The Fund is within the definition of a publicly traded partnership for federal tax purposes.
The Fund has elected to be taxed as a RIC for federal income tax purposes. This election permits the Fund to receive pass-through tax treatment similar to that of a regular partnership (so long as the Fund meets certain requirements). In order to qualify as a RIC, the Fund has had to, and will continue to have to, comply with certain income, diversification and distribution requirements set forth in Subchapter M of Subtitle A, Chapter 1, of the Code. If the Fund elected not to be a RIC or failed to meet the RIC requirements, it would be taxed as a regular corporation without any deduction for distributions to partners and any distributions to its partners would be taxed as dividend income to the extent of the Fund’s earnings and profits. The Fund intends to continue to be treated as a RIC for federal income tax purposes.
Although the Fund was deemed a corporation for federal income tax purposes as of January 1, 1998 and elected to be taxed, and intends to continue, to qualify as a RIC thereafter, the Fund expects that it will continue to be organized for all other purposes as a California limited partnership.
Item 25. Underwriters.
Inapplicable.
Item 26. Calculation of Performance Data.
          Inapplicable.
Item 27. Financial Statements.
The audited financial statements, notes and related report of BBD, LLP, independent registered public accounting firm, contained in the Annual Report to partners for the fiscal year ended December 31, 2010 are incorporated herein by reference. No other parts of the Fund’s Annual Reports are incorporated herein by reference. The financial statements and notes thereto included in the Fund’s Annual Report have been incorporated herein in reliance upon the report of BBD, LLP given on the authority of said firm as experts in accounting and auditing. A copy of the Fund’s Annual Report may be obtained by writing to the Fund or by calling (302) 791-1112.

APPENDIX A
BlackRock Capital Management, Inc.

BLACKROCK

# Proxy voting guidelines for U.S. securities

March 2011

Proxy voting guidelines for U.S. securities

1 2011 Proxy voting guidelines for U.S. securities

Proxy voting guidelines for U.S. securities
These guidelines should be read in conjunction with BlackRock’s Global Corporate Governance and Engagement Principles — 2011.
Introduction
BlackRock, Inc. and its subsidiaries (collectively, “BlackRock”) seek to make proxy voting decisions in the manner most likely to protect and promote the economic value of the securities held in client accounts. The following issue-specific proxy voting guidelines (the “Guidelines”) are intended to summarize BlackRock’s general philosophy and approach to issues that may commonly arise in the proxy voting context for U.S. Securities. These Guidelines are not intended to limit the analysis of individual issues at specific companies and are not intended to provide a guide to how BlackRock will vote in every instance. Rather, they share our view about corporate governance issues generally, and provide insight into how we typically approach issues that commonly arise on corporate ballots. They are applied with discretion, taking into consideration the range of issues and facts specific to the company and the individual ballot item.
Voting guidelines
These guidelines are divided into six key themes which group together the issues that frequently appear on the agenda of annual and extraordinary meetings of shareholders.
The six key themes are:
▶	Boards and directors

▶	Auditors and audit-related issues

▶	Capital structure, mergers, asset sales and other special transactions

▶	Remuneration and benefits

▶	Social, ethical and environmental issues

▶	General corporate governance matters
Boards and directors
Director elections
BlackRock generally supports board nominees in most uncontested elections. BlackRock may withhold votes from certain directors on the board or members of particular board committees (or prior members, as the case may be) in certain situations, including, but not limited to:
▶	The independent chair or lead independent director and members of the governance committee, where a board fails to implement shareholder proposals that receive a majority of votes cast at a prior shareholder meeting, and the

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Proxy voting guidelines for U.S. securities
proposals, in our view, have a direct and substantial impact on shareholders’ fundamental rights or long-term economic interests.

▶	The independent chair or lead independent director and members of the governance committee, where a board implements or renews a poison pill without seeking shareholder approval beforehand or within a reasonable period of time after implementation.

▶	An insider or affiliated outsider who sits on any of the board’s key committees (i.e., audit, compensation, nominating and governance), which we believe generally should be entirely independent. However, BlackRock will examine a board’s complete profile when questions of independence arise prior to casting a withhold vote for any director. For controlled companies, as defined by the U.S. stock exchanges, we will only vote against insiders or affiliates who sit on the audit committee, but not other key committees.

▶	Members of the audit committee during a period when the board failed to facilitate quality, independent auditing, for example, if substantial accounting irregularities suggest insufficient oversight by that committee.

▶	Members of the audit committee during a period in which we believe the company has aggressively accounted for its equity compensation plans.

▶	Members of the compensation committee during a period in which executive compensation appears excessive relative to performance and peers, and where we believe the compensation committee has not already substantially addressed this issue.

▶	Members of the compensation committee where the company has repriced options without contemporaneous shareholder approval.

▶	The chair of the nominating committee, or where no chair exists, the nominating committee member with the longest tenure, where board member(s) at the most recent election of directors have received withhold votes from more than 30% of shares voting and the board has not taken appropriate action to respond to shareholder concerns. This may not apply in cases where BlackRock did not support the initial withhold vote.

▶	The chair of the nominating committee, or where no chair exists, the nominating committee member with the longest tenure, where the board is not composed of a majority of independent directors. However, this would not apply in the case of a controlled company.

▶	Where BlackRock obtains evidence that casts significant doubt on a director’s qualifications or ability to represent shareholders.

▶	Where it appears the director has acted (at the company or at other companies) in a manner that compromises his or her reliability in representing the best long-term economic interests of shareholders.

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Proxy voting guidelines for U.S. securities
▶	Where a director has a pattern over a period of years of attending less than 75% of combined board and applicable key committee meetings.

▶	Where a director has committed himself or herself to service on a large number of boards, such that we deem it unlikely that the director will be able to commit sufficient focus and time to a particular company (commonly referred to as “over-boarding”). While each situation will be reviewed on a case-by-case basis, BlackRock is most likely to withhold votes for over-boarding where a director is: 1) serving on more than four public company boards; or 2) is a chief executive officer at a public company and is serving on more than two public company boards in addition to the board of the company where they serve as chief executive officer.
If a board maintains a classified structure, it is possible that the director(s) with whom we have a particular concern may not be subject to election in the year that the concern arises. In such situations, if we have a concern regarding a committee or committee chair, we generally register our concern by withholding votes from all members of the relevant committee who are subject to election that year.
Director independence
We expect that a board should be majority independent. We believe that an independent board faces fewer conflicts and is best prepared to protect shareholder interests. Common impediments to independence in the U.S. include but are not limited to:
▶	Employment by the company or a subsidiary as a senior executive within the previous five years

▶	Status as a founder of the company

▶	Substantial business or personal relationships with the company or the company’s senior executives within the past three years

▶	Family relationships with senior executives of the company

▶	An equity ownership in the company in excess of 20%
Age limits / term limits
We typically oppose limits on the pool of directors from which shareholders can choose their representatives, especially where those limits are arbitrary or unrelated to the specific performance or experience of the director in question.
Board size
We generally defer to the board in setting the appropriate size. We believe directors are generally in the best position to assess what size is optimal to ensure a board’s effectiveness. However, we may oppose boards that appear too small to allow for effective shareholder representation or too large to function efficiently.

4 2011 Proxy voting guidelines for U.S. securities

Proxy voting guidelines for U.S. securities
Classified board of directors/staggered terms
A classified board of directors is one that is divided into classes (generally three), each of which is elected on a staggered schedule (generally for three years). At each annual meeting, only a single class of directors is subject to reelection (generally one-third of the entire board).
We believe that classification of the board dilutes shareholders’ right to evaluate promptly a board’s performance and limits shareholder selection of their representatives. By not having the mechanism to immediately address concerns we may have with any specific director, we may be required to register our concerns through our vote on the directors who are subject to election that year (see “Director elections” for additional detail). Furthermore, where boards are classified, director entrenchment is more likely, because review of board service generally only occurs every three years. Therefore, we typically vote against classification and for proposals to eliminate board classification.
Contested director elections
Most director elections are not competitive, but shareholders are sometimes presented with competing slates of director candidates. Generally, such proxy contests are the result of a shareholder (or group of shareholders) seeking to change the company’s strategy or address failures in the board’s oversight of management. The details of proxy contests are assessed on a case-by-case basis. We evaluate a number of factors, which may include, but are not limited to: the qualifications of the dissident and management candidates; the validity of the concerns identified by the dissident; the viability of both the dissident’s and management’s plans; the likelihood that the dissident’s solutions will produce the desired change; and whether the dissidents represent the best option for enhancing long term shareholder value.
Cumulative voting for directors
Cumulative voting allocates one vote for each share of stock held, times the number of directors subject to election. A shareholder may cumulate his/her votes and cast all of them in favor of a single candidate, or split them among any combination of candidates. By making it possible to use their cumulated votes to elect at least one board member, cumulative voting is typically a mechanism through which minority shareholders attempt to secure board representation.
We typically oppose proposals that further the candidacy of minority shareholders whose interests do not coincide with our fiduciary responsibility. We may support cumulative voting proposals at companies where the board is not majority independent.
Director compensation and equity programs
We believe that compensation for independent directors should be structured to align the interests of the directors with those of shareholders, whom the directors have been elected to represent. We believe that independent director compensation packages based on the company’s long-term performance and that include some form of long-term equity compensation are more likely to meet this goal; therefore, we typically support proposals to provide such compensation packages. However, we will generally oppose shareholder proposals requiring directors to own a minimum amount of

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Proxy voting guidelines for U.S. securities
company stock, as we believe that companies should maintain flexibility in administering compensation and equity programs for independent directors, given each company’s and director’s unique circumstances. As discussed in further detail under the heading “Equity compensation plans” below, we believe that companies should prohibit directors from engaging in transactions with respect to their long term compensation that might disrupt the intended economic alignment between equity plan beneficiaries and shareholders.
Indemnification of directors and officers
We generally support reasonable but balanced protection of directors and officers. We believe that failure to provide protection to directors and officers might severely limit a company’s ability to attract and retain competent leadership. We generally support proposals to provide indemnification that is limited to coverage of legal expenses. However, we may oppose proposals that provide indemnity for: breaches of the duty of loyalty; transactions from which a director derives an improper personal benefit; and actions or omissions not in good faith or those that involve intentional misconduct.
Majority vote requirements
BlackRock generally supports proposals seeking to require director election by majority vote. Majority voting standards assist in ensuring that directors who are not broadly supported by shareholders are not elected to serve as their representatives. We note that majority voting is not appropriate in all circumstances, for example, in the context of a contested election. We also recognize that some companies with a plurality voting standard have adopted a resignation policy for directors who do not receive support from at least a majority of votes cast, and we believe that such a requirement can be generally equivalent to a majority voting regime. Where we believe that the company already has a sufficiently robust majority voting process in place, we may not support a shareholder proposal seeking an alternative mechanism.
Separation of chairman and CEO positions
We believe that independent leadership is important in the board room. In the US there are two commonly accepted structures for independent board leadership: 1) an independent chairman; or 2) a lead independent director. We generally consider the designation of a lead independent director as an acceptable alternative to an independent chair if the lead independent director has a term of at least one year and has powers to: 1) set board meeting agendas; 2) call meetings of the independent directors; and 3) preside at meetings of independent directors. Where a company does not have a lead independent director that meets these criteria, we generally support the separation of chairman and CEO.
Shareholder access to the proxy
We believe that shareholders should have the opportunity, when necessary and under reasonable conditions, to nominate individuals to stand for election to the boards of the companies they own. In our view, securing a right of shareholders to nominate directors without engaging in a control contest can enhance shareholders’ ability to participate meaningfully in

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Proxy voting guidelines for U.S. securities
the director election process, stimulate board attention to shareholder interests, and provide shareholders an effective means of directing that attention where it is lacking.
Auditors and audit-related issues
BlackRock recognizes the critical importance of financial statements that provide a complete and accurate portrayal of a company’s financial condition. Consistent with our approach to voting on boards of directors, we seek to hold the audit committee of the board responsible for overseeing the management of the audit function at a company, and may withhold votes from the audit committee’s members where the board has failed to facilitate quality, independent auditing. We take particular note of cases involving significant financial restatements or material weakness disclosures.
The integrity of financial statements depends on the auditor effectively fulfilling its role. To that end, we favor an independent auditor. In addition, to the extent that an auditor fails to reasonably identify and address issues that eventually lead to a significant financial restatement, or the audit firm has violated standards of practice that protect the interests of shareholders, we may also vote against ratification.
From time to time, shareholder proposals may be presented to promote auditor independence or the rotation of audit firms. We may support these proposals when they are consistent with our views as described above.
Capital structure proposals
Blank check preferred
We frequently oppose proposals requesting authorization of a class of preferred stock with unspecified voting, conversion, dividend distribution and other rights (“blank check” preferred stock) because they may serve as a transfer of authority from shareholders to the board and a possible entrenchment device. We generally view the board’s discretion to establish voting rights on a when-issued basis as a potential anti-takeover device, as it affords the board the ability to place a block of stock with an investor sympathetic to management, thereby foiling a takeover bid without a shareholder vote. Nonetheless, where the company appears to have a legitimate financing motive for requesting blank check authority, has committed publicly that blank check preferred shares will not be used for anti-takeover purposes, has a history of using blank check preferred stock for financings, or has blank check preferred stock previously outstanding such that an increase would not necessarily provide further anti-takeover protection but may provide greater financing flexibility, we may support the proposal.
Equal voting rights
BlackRock supports the concept of equal voting rights for all shareholders. Some management proposals request authorization to allow a class of common stock to have superior voting rights over the existing common or to allow a class of common to elect a majority of the board. We oppose such differential voting power as it may have the effect of denying shareholders the opportunity to vote on matters of critical economic importance to them.

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Proxy voting guidelines for U.S. securities
However, when a shareholder proposal requests to eliminate an existing dual-class voting structure, we seek to determine whether this action is warranted at that company at that time, and whether the cost of restructuring will have a clear economic benefit to shareholders. We evaluate these proposals on a case-by-case basis, and we consider the level and nature of control associated with the dual-class voting structure as well as the company’s history of responsiveness to shareholders in determining whether support of such a measure is appropriate.
Increase in authorized common shares
BlackRock considers industry specific norms in our analysis of these proposals, as well as a company’s history with respect to the use of its common shares. Generally, we are predisposed to support a company if the board believes additional common shares are necessary to carry out the firm’s business. The most substantial concern we might have with an increase is the possibility of use of common shares to fund a poison pill plan that is not in the economic interests of shareholders.
Increase or issuance of preferred stock
These proposals generally request either authorization of a class of preferred stock or an increase in previously authorized preferred stock. Preferred stock may be used to provide management with the flexibility to consummate beneficial acquisitions, combinations or financings on terms not necessarily available via other means of financing. We generally support these proposals in cases where the company specifies the voting, dividend, conversion and other rights of such stock where the terms of the preferred stock appear reasonable.
Stock splits and reverse stock splits
We generally support stock splits that are not likely to negatively affect the ability to trade shares or the economic value of a share. We generally support reverse splits that are designed to avoid delisting or to facilitate trading in the stock, where the reverse split will not have a negative impact on share value (e.g. one class is reduced while others remain at pre-split levels). In the event of a proposal to reverse split that would not also proportionately reduce the company’s authorized stock, we apply the same analysis we would use for a proposal to increase authorized stock.
Mergers, asset sales, and other special transactions
In reviewing merger and asset sale proposals, BlackRock’s primary concern is the best long-term economic interests of shareholders. While these proposals vary widely in scope and substance, we closely examine certain salient features in our analyses. The varied nature of these proposals ensures that the following list will be incomplete. However, the key factors that we typically evaluate in considering these proposals include:
▶	For mergers and asset sales, we assess the degree to which the proposed transaction represents a premium to the company’s trading price. In order to filter out the effects of pre-merger news leaks on the parties’ share prices, we consider a share price from multiple time periods prior to the date of the merger announcement. In most cases, business combinations should provide a premium. We may consider comparable transaction analyses provided by the

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Proxy voting guidelines for U.S. securities
parties’ financial advisors and our own valuation assessments. For companies facing insolvency or bankruptcy, a premium may not apply.

▶	There should be a favorable business reason for the combination.

▶	Unanimous board approval and arm’s-length negotiations are preferred. We will consider whether the transaction involves a dissenting board or does not appear to be the result of an arm’s-length bidding process. We may also consider whether executive and/or board members’ financial interests in a given transaction appear likely to affect their ability to place shareholders’ interests before their own.

▶	We prefer transaction proposals that include the fairness opinion of a reputable financial advisor assessing the value of the transaction to shareholders in comparison to recent similar transactions.
Poison pill plans
Also known as Shareholder Rights Plans, these plans generally involve issuance of call options to purchase securities in a target firm on favorable terms. The options are exercisable only under certain circumstances, usually accumulation of a specified percentage of shares in a relevant company or launch of a hostile tender offer. These plans are often adopted by the board without being subject to shareholder vote.
Poison pill proposals generally appear on the proxy as shareholder proposals requesting that existing plans be put to a vote. This vote is typically advisory and therefore non-binding. We generally vote in favor of shareholder proposals to rescind poison pills.
Where a poison pill is put to a shareholder vote, our policy is to examine these plans individually. Although we oppose most plans, we may support plans that include a reasonable ‘qualifying offer clause.’ Such clauses typically require shareholder ratification of the pill, and stipulate a sunset provision whereby the pill expires unless it is renewed. These clauses also tend to specify that an all cash bid for all shares that includes a fairness opinion and evidence of financing does not trigger the pill, but forces either a special meeting at which the offer is put to a shareholder vote, or the board to seek the written consent of shareholders where shareholders could rescind the pill in their discretion. We may also support a pill where it is the only effective method for protecting tax or other economic benefits that may be associated with limiting the ownership changes of individual shareholders.
Reimbursement of expenses for successful shareholder campaigns
Proxy contests and other public campaigns can be valuable mechanisms for holding boards of underperforming companies accountable to their shareholders. However, these campaigns can also lead to unwarranted cost and distraction for boards and management teams, and may be imposed by investors whose interests are not aligned with other investors. Therefore, we generally do not support proposals seeking the reimbursement of proxy contest expenses, even in situations where we support the shareholder campaign, as we believe that introducing the possibility of such reimbursement may incentivize disruptive and unnecessary shareholder campaigns.

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Proxy voting guidelines for U.S. securities
Remuneration and benefits
We note that there are both management and shareholder proposals related to executive compensation that appear on corporate ballots. We generally vote on these proposals as described below, except that we typically oppose shareholder proposals on issues where the company already has a reasonable policy in place that we believe is sufficient to address the issue. We may also oppose a shareholder proposal regarding executive compensation if the company’s history suggests that the issue raised is not likely to present a problem for that company.
Advisory resolutions on executive compensation (“Say on Pay”)
In cases where there is a Say on Pay vote, BlackRock will respond to the proposal as informed by our evaluation of compensation practices at that particular company, and in a manner that appropriately addresses the specific question posed to shareholders. We believe that compensation committees are in the best position to make compensation decisions and should maintain significant flexibility in administering compensation programs, given their knowledge of the wealth profiles of the executives they seek to incentivize, the appropriate performance measures for the company, and other issues internal and/or unique to the company. We also believe that shareholders can express concern regarding executive compensation practices through their vote on directors, and our preferred approach to managing pay-for-performance disconnects is via a withhold vote for the compensation committee. As a result, our Say on Pay vote is likely to correspond with our vote on the directors who are compensation committee members responsible for making compensation decisions.
Advisory votes on the frequency of Say on Pay resolutions (“Say When on Pay”)
BlackRock will generally opt for a triennial vote on Say on Pay. We believe that shareholders should undertake an annual review of executive compensation and express their concerns through their vote on the members of the compensation committee. As a result, it is not necessary to hold a Say on Pay vote on an annual basis, as the Say on Pay vote merely supplements the shareholder’s vote on Compensation Committee members.
Claw back proposals
Claw back proposals are generally shareholder sponsored and seek recoupment of bonuses paid to senior executives if those bonuses were based on financial results that are later restated. We generally favor recoupment from any senior executive whose compensation was based on faulty financial reporting, regardless of that particular executive’s role in the faulty reporting. We typically support these proposals unless the company already has a robust claw back policy that sufficiently addresses our concerns.
Employee stock purchase plans
An employee stock purchase plan (“ESPP”) gives the issuer’s employees the opportunity to purchase stock in the issuer, typically at a discount to market value. We believe these plans can provide performance incentives and help align employees’ interests with those of shareholders. The most common form of ESPP qualifies for favorable tax treatment

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Proxy voting guidelines for U.S. securities
under Section 423 of the Internal Revenue Code. Section 423 plans must permit all full-time employees to participate, carry restrictions on the maximum number of shares that can be purchased, carry an exercise price of at least 85 percent of fair market value on grant date with offering periods of 27 months or less, and be approved by shareholders. We will typically support qualified ESPP proposals.
Equity compensation plans
BlackRock supports equity plans that align the economic interests of directors, managers and other employees with those of shareholders. We believe that boards should establish policies prohibiting use of equity awards in a manner that could disrupt the intended alignment with shareholder interests, for example: use of the stock as collateral for a loan; use of the stock in a margin account; use of the stock (or an unvested award) in hedging or derivative transactions. We may support shareholder proposals requesting the board to establish such policies.
Our evaluation of equity compensation plans in a post-expensing environment is based on a company’s executive pay and performance relative to peers and whether the plan plays a significant role in a pay-for-performance disconnect. We generally oppose plans that contain “evergreen” provisions allowing for the ongoing increase of shares reserved without shareholder approval. We also generally oppose plans that allow for repricing without shareholder approval. We may also oppose plans that provide for the acceleration of vesting of equity awards even in situations where an actual change of control may not occur. Finally, we may oppose plans where we believe that the company is aggressively accounting for the equity delivered through their stock plans.
Golden parachutes
Golden parachutes provide for compensation to management in the event of a change in control.
We may support shareholder proposals requesting that implementation of such arrangements require shareholder approval. In particular, we generally support proposals requiring shareholder approval of plans that exceed 2.99 times an executive’s current compensation.
We generally view golden parachutes as encouragement to management to consider proposals that might be beneficial to shareholders. When determining whether to support or oppose an advisory vote on a golden parachute plan (“Say on Golden Parachutes”), we normally support the plan unless there is clear evidence of excess or abuse.
Option exchanges
BlackRock may support a request to exchange underwater options under the following circumstances: the company has experienced significant stock price decline as a result of macroeconomic trends, not individual company performance; directors and executive officers are excluded; the exchange is value neutral or value creative to shareholders; and there is clear evidence that absent repricing the company will suffer serious employee incentive or retention and recruiting problems.

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Proxy voting guidelines for U.S. securities
Pay-for-Performance plans
In order for executive compensation exceeding $1 million to qualify for federal tax deductions, the Omnibus Budget Reconciliation Act (OBRA) requires companies to link that compensation, for the Company’s top five executives, to disclosed performance goals and submit the plans for shareholder approval. The law further requires that a compensation committee comprised solely of outside directors administer these plans. Because the primary objective of these proposals is to preserve the deductibility of such compensation, we generally favor approval in order to preserve net income.
Pay-for-Superior-Performance
These are typically shareholder proposals requesting that compensation committees adopt policies under which a portion of equity compensation requires the achievement of performance goals as a prerequisite to vesting. We generally believe these matters are best left to the compensation committee of the board and that shareholders should not set executive compensation or dictate the terms thereof. We may support these proposals if we have a substantial concern regarding the company’s compensation practices over a significant period of time, the proposals are not overly prescriptive, and we believe the proposed approach is likely to lead to substantial improvement.
Supplemental executive retirement plans
BlackRock may support shareholder proposals requesting to put extraordinary benefits contained in Supplemental Executive Retirement Plans (“SERP”) agreements to a shareholder vote unless the company’s executive pension plans do not contain excessive benefits beyond what is offered under employee-wide plans.
Social, ethical and environmental issues
See “Global Corporate Governance and Engagement Principles.”
General corporate governance matters
Adjourn meeting to solicit additional votes
We generally support such proposals when the agenda contains items that we judge to be in shareholders’ best long-term economic interests.
Bundled proposals
We believe that shareholders should have the opportunity to review substantial governance changes individually without having to accept bundled proposals. Where several measures are grouped into one proposal, BlackRock may reject certain positive changes when linked with proposals that generally contradict or impede the rights and economic interests of shareholders.

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Proxy voting guidelines for U.S. securities
Confidential voting
Shareholders most often propose confidential voting as a means of eliminating undue management pressure on shareholders regarding their vote on proxy issues. We generally support proposals to allow confidential voting. However, we will usually support suspension of confidential voting during proxy contests where dissidents have access to vote information and management may face an unfair disadvantage.
Other business
We oppose giving companies our proxy to vote on matters where we are not given the opportunity to review and understand those measures and carry out an appropriate level of shareholder oversight.
Reincorporation
Proposals to reincorporate from one state or country to another are most frequently motivated by considerations of anti-takeover protections or cost savings. Where cost savings are the sole issue, we will typically favor reincorporating. In all instances, we will evaluate the changes to shareholder protection under the new charter/articles/by-laws to assess whether the move increases or decreases shareholder protections. Where we find that shareholder protections are diminished, we will support reincorporation if we determine that the overall benefits outweigh the diminished rights.
Shareholders’ right to act by written consent
In exceptional circumstances and with sufficiently broad support, shareholders should have the opportunity to raise issues of substantial importance without having to wait for management to schedule a meeting. We therefore believe that shareholders should have the right to solicit votes by written consent in cases where a reasonably high proportion of shareholders (typically a minimum of 15%) are required to initiate the consent solicitation process, and support from a minimum of 50% of outstanding shares is required to effectuate the action by written consent. We believe that such thresholds are necessary in order to avoid the waste of corporate resources in addressing narrowly supported interests. We may oppose shareholder proposals requesting the right to act by written consent in cases where the proposal is structured for the benefit of a dominant shareholder to the exclusion of others, or recommends thresholds for action that we believe are too low.
Shareholders’ right to call a special meeting
In exceptional circumstances and with sufficiently broad support, shareholders should have the opportunity to raise issues of substantial importance without having to wait for management to schedule a meeting. We therefore believe that shareholders should have the right to call a special meeting in cases where a reasonably high proportion of shareholders (typically a minimum of 15%) are required to agree to such a meeting before it is called, in order to avoid the waste of corporate resources in addressing narrowly supported interests. However, we may oppose this right in cases where the proposal is structured for the benefit of a dominant shareholder to the exclusion of others.

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Proxy voting guidelines for U.S. securities
Simple majority voting
We generally favor a simple majority voting requirement to pass proposals. Therefore we will support the reduction or the elimination of supermajority voting requirements to the extent that we determine shareholders’ ability to protect their economic interests is improved. Nonetheless, in situations where there is a substantial or dominant shareholder, supermajority voting may be protective of public shareholder interests and we may therefore support supermajority requirements in those situations.

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PART C. OTHER INFORMATION
Item 28. Exhibits.

(a)	Amended and Restated Certificate and Agreement of Limited Partnership is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the Securities and Exchange Commission (the “SEC”) on April 22, 1998 (“Amendment No. 21”).

(b)(1)	Code of Regulations is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 26, 1996 (“Amendment No. 19”).

(b)(2)	Amendment No. 1 to the Code of Regulations is incorporated herein by reference to Exhibit No. 2(b) of Amendment No. 19.

(c)	See Articles IV, V, VI, VII and VIII of the Amended and Restated Certificate and Agreement of Limited Partnership, which is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21, and Articles II, V and VI of the Code of Regulations, which is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19.

(d)	Advisory Agreement dated September 29, 2006 is incorporated herein by reference to Exhibit 2(d) of Amendment 30.

(e)	Inapplicable.

(f)(1)	Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust Agreement dated January 1, 1998 is incorporated herein by reference to Exhibit No. 7 of Amendment No. 21.

(f)(2)	Amendment No. 1 to Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust Agreement, dated October 24, 2002 is incorporated by reference to Exhibit (f)(2) to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 30, 2003 (“Amendment No. 26”).

(f)(3)	Amendment No. 2 to Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust Agreement, dated December 18, 2003 is incorporated by reference to Exhibit (f)(3) to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 29, 2004 (“Amendment No. 27”).

(f)(4)	Amendment No. 3 to Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust Agreement, dated September 12, 2005, is incorporated by reference to Exhibit (f)(4) to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 28, 2006 (“Amendment No. 29”).

(f)(5)	Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust dated October 29, 2007 as filed with the SEC on April 28, 2009 (“Amendment No. 32”).

(g)	Custodian Services Agreement dated July 30, 2001 is incorporated herein by reference to Exhibit (g) of Amendment No. 25 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 30, 2002 (“Amendment No. 25”).

(h)(1)	Transfer Agency Agreement dated August 1, 1984 is incorporated herein by reference to Exhibit (h)(1) of Amendment No. 22.

(h)(2)	Amendment No. 1 dated July 31, 1986 to the Transfer Agency Agreement is incorporated herein by reference to Exhibit (h)(2) of Amendment No. 22.

(i)	Inapplicable.

(j)	Consent of BBD, LLP, is filed herein.

(k)	Inapplicable.

(l)(1)	Agreement dated September 15, 1976 relating to Initial Capitalization is incorporated herein by reference to Exhibit No. 13(a) of Amendment No. 19.

(l)(2)	Amendment No. 1 to Agreement dated September 15, 1976 relating to Initial Capitalization is incorporated herein by reference to Exhibit No. 13(b) of Amendment No. 19.

(m)	Inapplicable.

(n)	Inapplicable.

(o)	Inapplicable.

(p)(1)	Amended Code of Ethics of the Fund, dated March 10, 2006, is incorporated herein by reference to Exhibit (p)(1) of Amendment No. 29.

(p)(2)	Code of Ethics of BCM dated February 1, 2005 and last revised February 24, 2011, is filed herein.

Item 29. Persons Controlled by or under Common Control with the Fund.
     Inapplicable.
Item 30. Indemnification.
Indemnification of the Fund’s Transfer Agent against certain stated liabilities is provided for in Section 16 of the Transfer Agency Agreement, which is incorporated herein by reference to Exhibit (h)(1) of Amendment No. 22.
The Fund has obtained from a major insurance carrier a director’s and officers’ liability policy covering certain types of errors and omissions.
Section 3.6 of Article III of the Fund’s Amended and Restated Certificate and Agreement of Limited Partnership, which is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21, and Section 3.13 of Article III of the Fund’s Code of Regulations, which is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19, each provide for the indemnification of the Fund’s Managing General Partners and officers.
Item 31. Business and Other Connections of Investment Adviser.
The information required by this Item 31 with respect to each director, officer and partner of BCM is incorporated by reference to Schedules A and D of Form ADV filed by BCM with the SEC pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (SEC File No. 801-57038).
Item 32. Principal Underwriters.
     Inapplicable.
Item 33. Location of Accounts and Records.
(1)	BlackRock Capital Management, Inc., 100 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its function as investment adviser).
(2)	BNY Mellon Investment Servicing (U.S.) Inc. (f/n/a PNC Global Investment Servicing (U.S.) Inc. and PFPC Inc.), 760 Moore Road, King of Prussia, PA 19406 (records relating to its functions as transfer agent and dividend disbursing agent).
(3)	PFPC Trust Company, 8800 Tinicum Boulevard, 3rd Floor, Suite 200, Philadelphia, Pennsylvania 19153(records relating to its function as custodian).

(4)	Drinker Biddle & Reath LLP, One Logan Square, Ste 2000, Philadelphia, Pennsylvania 19103-6996 (charter, by-laws and minute books).
Item 34. Management Services.
     Inapplicable.
Item 35. Undertakings.
     Inapplicable.

SIGNATURE
     Pursuant to the requirements of the Investment Company Act of 1940, the Chestnut Street Exchange Fund has duly caused this Amendment No. 34 to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Wilmington, and State of Delaware, on the 28th day of April, 2011.

CHESTNUT STREET EXCHANGE FUND
By:	/s/ Edward J. Roach
Edward J. Roach President, Treasurer,
and Managing General Partner

EXHIBIT INDEX

Exhibit	Description

(j)	Consent of BBD, LLP.

(p)(2)	Code of Ethics of BlackRock Capital Management, Inc.